Exhibit 99.1

MTI Technology Corporation Appoints William Mustard to Board of Directors

    TUSTIN, Calif.--(BUSINESS WIRE)--May 2, 2005--MTI Technology Corporation (Nasdaq:MTIC), a leading multi-national storage solutions and services company, today announced the appointment of William Mustard to its board of directors.
    Mr. Mustard has an extensive background as a senior executive, with a proven track record in the financial marketplace. He currently is President and CEO of the Canopy Group, Inc., a technology venture fund, which seeds, incubates and accelerates emerging technology companies. Prior to Canopy, Mr. Mustard held a number of positions with the Stenbeck organization of companies including CFO of Millicom Inc., an international telecommunications and media group; President and CEO of Great Universal Inc., a start-up investment holding company -- a subsidiary of Millicom International Cellular S.A.; and Managing Director of SISF, an international professional services organization providing business risk management, financial investigation and corporate governance services. Mr. Mustard was also a Managing Director of Smooth Engine Inc., a growth consulting firm.
    "In joining the MTI board, I am thrilled to be working with a strong management team at one of the fastest growing companies in technology today. I look forward to the challenge and opportunity of helping propel MTI to the next level," explained William Mustard. "As a major shareholder in MTI, Canopy remains firmly committed to MTI's growth strategy, and we look forward to continuing our long-term relationship with the company."
    "We're truly excited to have a seasoned financial executive in Bill Mustard join the MTI board, bringing with him a strong entrepreneurial background and tremendous business acumen for building successful companies," stated Tom Raimondi, Chairman, President and CEO for MTI. "Moreover, we are pleased to continue the strong partnership between MTI and Canopy. Bill's knowledge and experience will be a solid addition to the board and we look forward to working with him."

    About MTI Technology

    MTI is a leading multi-national provider of professional services and comprehensive data storage solutions for mid to large-size organizations. With more than 20 years of expertise as a storage technology innovator, MTI is uniquely qualified to assess, design, implement and support whole-office data storage and backup initiatives. As a strategic partner of EMC (NYSE:EMC), MTI offers the best data storage, protection and management solutions available today. By employing a strategic, consultative approach, MTI provides customers with a single point of contact that eliminates complexities while delivering operational efficiencies and competitive advantages. MTI currently serves more than 3,000 customers throughout North America and Europe. Visit www.mti.com for more information.


    CONTACT: MTI Technology Corp.
             Victor Chynoweth, Investor Relations, 714-481-7828 vchynoweth@mti.com or for MTI Technology Corp.
             Jamie Brown, Media Contact, 626-432-4594 x105
             Jamie@independentmktg.com